Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Park City Group, Inc.
Park City, Utah

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated September 15, 2010, at and for the years ended June 30, 2010 and 2009, and to all other references to our firm included in this Registration Statement on Form S-8.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
May 3, 2011